EXHIBIT 23.1

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan and the 1999 Employee Stock Purchase Plan; and in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan; and in the Registration Statement (Form S-8) pertaining to the 1999 Employee Stock Purchase Plan and the 2002 CEO Option Plan of Scientific Learning Corporation of our report dated April 11, 2005 with respect to the financial statements and schedule of Scientific Learning Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Walnut Creek, California

April 11, 2005